EXHIBIT A

First Trust Dow Jones Select MicroCap Index(SM) Fund
First Trust Value(R) Line Arithmetic Index Fund
First Trust Morningstar(R) Dividend Leaders(SM) Index Fund
First Trust IPOX-100 Index Fund
First Trust NASDAQ-100 Equal Weighted Index(SM) Fund
First Trust NASDAQ-100-Technology Sector Index(SM) Fund